INCYTE CORPORATION
2024 INDUCEMENT STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD
You have been granted the following units representing shares of common stock of INCYTE CORPORATION (“Incyte”) under the Incyte Corporation 2024 Inducement Stock Incentive Plan, as amended (the “Plan”):
Date of Grant:                [Date of Grant]
Name of Recipient:            [Name of Recipient]
Total Number of
Units Granted:            [___________]

Vesting Commencement Date:     [__________]

Vesting Schedule:    [___________]

You and Incyte agree that these units are granted under and governed by the terms and conditions of the Plan and the U.S. Restricted Stock Unit Award Agreement (the “Agreement”) that can be reviewed by clicking on the link provided above.  By accepting this Notice, you are agreeing to all of those terms and conditions.
When you accept this Notice, Incyte may email all documents related to the Plan or this award to you. Incyte may also deliver these documents by posting them on a website maintained by Incyte or by a third party under contract with Incyte. If Incyte posts these documents on a website, you will be notified.

These units are granted in connection with your offer of employment with Incyte and are intended to qualify as an “inducement” grant under Nasdaq Listing Rule 5635(c)(4), which provides an exception from the stockholder approval requirements otherwise applicable to equity compensation arrangements. The Plan and the Agreement will be interpreted in accordance with and consistent with that exception.

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INCYTE CORPORATION
2024 INDUCEMENT STOCK INCENTIVE PLAN
U.S. RESTRICTED STOCK UNIT AWARD AGREEMENT

Payment	No cash payment is required for the units you receive or for the issuance of shares of Incyte common stock on settlement of the units. Incyte will, however, withhold any Tax-Related Items, as defined and as further described below.
Vesting
The units vest as shown in the Notice of Restricted Stock Unit Award (the “award notice”).
No additional units will vest after your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) has terminated for any reason, except in the event of your full retirement or as provided below under “Change in Control,” or in your offer letter or employment agreement with Incyte.

In the event of your full retirement, your units which were granted at least one year prior to the date of your retirement will continue to vest after your retirement in accordance with the vesting schedule set forth in the award notice. Units granted less than one year prior to the date of your retirement will be forfeited. For this purpose, “full retirement” means your termination of service as an employee of Incyte (or any subsidiary) on or after the date you have attained age 65 and performed at least 10 years of service as an employee of Incyte (or any subsidiary).

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Forfeiture
If your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) terminates for any reason other than your full retirement as defined above under “Vesting,” then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. In the event of your full retirement, your units granted less than one year prior to the date of your retirement will be forfeited. “Forfeiture” means that the units will immediately be cancelled. You receive no payment for units that are forfeited.
Incyte determines when your service terminates for this purpose.

Leaves of Absence
For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Incyte in writing and the terms of the leave or applicable law requires continued service crediting. But your service terminates when the approved leave ends, unless you immediately return to active work.

Nature of Units	Your units are mere bookkeeping entries. They represent only Incyte’s unfunded and unsecured promise to issue shares of Incyte common stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of Incyte.
No Voting Rights or Dividends	Your units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of Incyte unless and until your units are settled by issuing shares of Incyte’s common stock. No dividend equivalents will be provided and no adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except that in the case of a dividend payable in the form of additional shares of Incyte common stock, the number of units granted under this Agreement will be adjusted proportionately by multiplying that number by the number of shares of Incyte common stock that a holder of one share of Incyte common stock before the dividend payment date would hold after the dividend payment date.

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Settlement of Units
Each of your units will be settled as soon as practicable after, but no later than 30 days after, the date the units vest.
At the time of settlement, you will receive one share of Incyte common stock for each vested unit.

Responsibility for Taxes
Regardless of any action taken by Incyte or, if different, your employer, the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, withheld by Incyte or your employer.
Incyte and your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items, and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items or to structure the terms of this award to achieve any particular tax result.
If you become subject to taxation in more than one jurisdiction, Incyte and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any taxable or tax withholding event, you will make arrangements satisfactory to Incyte and your employer so that Incyte and your employer can fulfill any withholding obligations for Tax-Related Items. Incyte shall not be required to issue any shares of Incyte common stock or deliver the proceeds of the sale of any shares of Incyte common stock until such obligations are satisfied.

In this regard, Incyte will withhold shares of Incyte common stock on settlement of the units to satisfy any applicable withholding obligations for Tax-Related Items. Alternatively, provided you are not a Section 16 officer of Incyte under the Exchange Act, Incyte and/or your employer, or their respective agents, at their discretion, may fulfill any applicable withholding obligations for Tax-Related Items by one or a combination of the following:
(A)withholding from your wages or other cash amount payable to you by Incyte and/or your employer;
(B)withholding from proceeds of the sale of shares of Incyte common stock acquired upon settlement of the units either through a voluntary sale or through a mandatory sale arranged by Incyte (on your behalf pursuant to this authorization without further consent);
(C)requiring you to make a cash payment to Incyte or your employer; and/or
(D)any other method of withholding determined by Incyte and permitted by applicable law.
If the obligation for Tax-Related Items is satisfied by withholding shares of Incyte common stock, for tax purposes, you will be deemed to have been issued the full number of shares of Incyte common stock subject to the vested units, notwithstanding that a number of shares of Incyte common stock are withheld to pay the Tax-Related Items.

Incyte may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in your jurisdiction to the extent permitted under the Plan. In the event any over-withholding results from the application of statutory or other withholding rates, you may receive a refund from your employer or you may be required to request a refund from the tax authorities in your country, but you will not be entitled to any interest or to the equivalent amount in shares of Incyte common stock. In the event any under-withholding results from the application or statutory or other withholding rates, you may be required to pay additional amounts to the tax authorities in your country.

Change in Control
The following provisions will apply in the event a Change in Control (as defined in the Plan) occurs while the units granted under this Agreement are outstanding and you are still performing service as an employee, director, consultant or advisor of Incyte (or any parent or subsidiary). For purposes of these provisions, Incyte or any parent or subsidiary for which you are performing services is referred to as the “Employer.”
If this Agreement is not assumed or replaced with a new comparable award (with the determination of comparability to be made by the Committee), then there would be full accelerated vesting of the units upon the Change in Control.
If this Agreement is assumed or replaced with a new comparable award, then the units (or such comparable award) would vest in full if within one year following the Change in Control your service for the Employer is terminated without Cause or is Constructively Terminated.
For purposes of this Agreement, “Cause” shall mean
(i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the award notice (or where there is such an agreement or plan but it does not define “cause” (or words of like import)): (A) your continued failure to perform your duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness or total and permanent disability, which incapacity has been recognized as such by the Committee or its designee); (B) engagement in illegal conduct, gross misconduct or dishonesty that is injurious to the Employer or its affiliates; (C) unauthorized disclosure or misuse of any of the Employer’s secret, confidential or proprietary information, knowledge or data relating to the Employer or its affiliates; or (D) violation of any of the employee policies or procedures of the Employer; or
(ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the award notice that defines “cause” (or words of like import), as defined under such agreement or plan.
For purposes of this Agreement, “Constructive Termination” shall mean
(i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the award notice (or where there is such an agreement or plan but it does not define “constructive termination” (or words of like import)): (A) the assignment to you of any duties fundamentally inconsistent with your position, authority, duties or responsibilities as in effect immediately prior to a Change in Control (or any other action by the Employer that results in a fundamental diminishment in such position, authority, duties or responsibilities as in effect immediately prior to a Change in Control), provided that neither a mere change in title alone nor reassignment to a position that is substantially similar to the position held prior to the Change in Control shall constitute fundamental diminishment; (B) the Employer requiring you to be based at any office or location more than 50 miles from the office or location where you are based immediately prior to the Change in Control; or (C) any reduction in your annual base salary or target bonus opportunity (if any) from that which exists immediately prior to a Change in Control; or
(ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between Incyte and you on the date specified in the award notice that defines “constructive termination” (or words of like import), as defined under such agreement or plan.

Units Nontransferable
You may not sell, transfer, assign, pledge or otherwise dispose of any of your units. For instance, you may not use your units as security for a loan. If you attempt to do any of these things, your units will immediately become invalid. You may, however, dispose of any vested but unsettled units in your will.
Regardless of any marital property settlement agreement, Incyte is not obligated to recognize your former spouse’s interest in your units in any way.

Beneficiary Designation	You may designate a beneficiary in writing to receive your vested units in the event you die before settlement of the units. A beneficiary designation must be filed with Incyte on the proper form, and it will be recognized only if it has been received at Incyte’s headquarters before your death. If you file no beneficiary designation, if none of your designated beneficiaries survives you, or if your beneficiary designation is determined not to be valid (in Incyte’s sole and absolute discretion), then your estate will receive any vested units that you hold at the time of your death.

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Restrictions on Resale	By accepting the award notice, you agree not to sell any shares of Incyte common stock issued upon settlement of the units at a time when applicable laws or Incyte policies prohibit a sale. This restriction will apply as long as you are an employee, director, consultant or advisor of Incyte (or any subsidiary).
Retention Rights	Neither your award nor this Agreement gives you the right to be retained by Incyte (or any subsidiary) in any capacity. Incyte (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Incyte common stock, the number of your units covered by this award may be adjusted pursuant to the Plan.
Recovery and Reimbursement of Gain	Incyte shall have the right to recover, or receive reimbursement for, any compensation or profit realized by the issuance or settlement of units under this Agreement, or by the disposition of any shares issued upon settlement of the units, to the extent Incyte has such a right of recovery or reimbursement under applicable securities laws.
Compliance with Section 409A of the Code	Incyte intends that the vesting and settlement of the units awarded under this Agreement will qualify for an exemption from the application of, or will otherwise comply with, Section 409A of the U.S. Internal Revenue Code. Incyte reserves the right, to the extent it deems necessary or advisable, to amend this Agreement without your consent in order to maintain such qualification for exemption or compliance. By reserving this right, however, Incyte is not guarantying that Section 409A will never apply to the vesting and/or settlement of the units, or that the requirements of Section 409A will be complied with.

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Jurisdiction-Specific Provisions
Additional or different terms and conditions and/or information with respect to this award may be included in an appendix to this Agreement. The appendices constitute part of this Agreement.
This award is subject to any terms and conditions for your jurisdiction set forth in Appendix A to this Agreement (“Appendix A”). If you transfer residence and/or employment to a country reflected in Appendix A, the terms and conditions for such country will apply to you to the extent Incyte determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. In addition, Incyte may impose other requirements on this award and require you to sign additional agreements or undertakings that Incyte determines may be necessary or advisable for legal or administrative reasons to accomplish the grant of this award or the issuance of the securities issuable upon settlement of this award.
Information regarding the use of personal data in connection with the Plan is set forth in Appendix B to this Agreement (“Appendix B”).

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

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Venue
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between you and Incyte evidenced by this award or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. You hereby represent and agree that you are subject to the personal jurisdiction of said courts, irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waive, to the fullest extent permitted by law, any objection which you may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

The Plan and Other Agreements
The text of the Incyte Corporation 2024 Inducement Stock Incentive Plan (the “Plan”) is incorporated in this Agreement by reference. All capitalized terms not defined in this Agreement are subject to definition under the Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.
This Agreement, the award notice and the Plan constitute the entire understanding between you and Incyte regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement (which may be electronic) entered into between you and Incyte.

By accepting the award notice, you agree to all of the terms and conditions described in the Agreement (including any appendix) and in the Plan.

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